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Exhibit 99.1

Investor Contact:	Nancy Christal Vice President Investor Relations (914) 722-4704	Media Contact:	Eileen Howard Dunn Vice President Corporate Communications (401) 770-4561

For Immediate Release

CVS CORPORATION COMPLETES ACQUISITION OF 1,260 ECKERD STORES AND
PBM/MAIL ORDER PHARMACY BUSINESS

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  CVS is now America's Leading Pharmacy Retailer with More Than 5,000 Stores

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  CVS' PharmaCare now a $2 Billion PBM/Mail Order/Specialty Pharmacy Business Serving Approximately 30 Million Lives

Woonsocket, RI, August 1, 2004—CVS Corporation (NYSE: CVS) today announced that it has completed the acquisition of approximately 1,260 Eckerd drug stores, located mainly in the southern United States; Eckerd Health Services, which includes Eckerd's $1 billion mail order and pharmacy benefits management businesses; and three Eckerd distribution centers.

CVS is now America's leading pharmacy retailer with more than 5,000 locations in 36 states and the District of Columbia. CVS' PharmaCare subsidiary has nearly doubled in size to more than $2 billion in annual revenues, serving approximately 30 million lives. In total, CVS now fills approximately 13% of the nation's retail prescriptions.

Tom Ryan, Chairman of the Board, President, and Chief Executive Officer of CVS Corporation, stated, "This is an important milestone in CVS' history as we gain leading market share in the higher-growth Southeast and Southwest markets. We will immediately initiate our comprehensive integration plan, drawing upon our considerable acquisition experience. We look forward to capitalizing on the long-term growth opportunities we see from the turnaround and growth of the former Eckerd business."

With over 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS has created innovative approaches to serve the healthcare needs of all customers through its CVS/pharmacy® stores, its online pharmacy; CVS.com® and its pharmacy benefit management and specialty pharmacy subsidiary, PharmaCare Management Services. General information about CVS is available through the Investor Relations portion of the Company's website, at http://investor.CVS.com.

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CVS CORPORATION COMPLETES ACQUISITION OF 1,260 ECKERD STORES AND PBM/MAIL ORDER PHARMACY BUSINESS